Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED

ARAMARK AGREEMENT RELATING TO EMPLOYMENT AND POST-EMPLOYMENT COMPETITION

This Agreement is between the undersigned individual (“Employee”) and Aramark.

RECITALS

WHEREAS, Aramark is a leading provider of managed services and other services to business and industry, private and public institutions, and the general public;

WHEREAS, Aramark has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data (“Proprietary Information”) which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including, profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of Aramark and its business segments and groups; management development reviews, including information regarding the capabilities and experience of Aramark employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding Aramark’s relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of Aramark that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, and know-how;

WHEREAS, all such Proprietary Information is developed at great expense to Aramark and is considered by Aramark to be confidential trade secrets;

WHEREAS, Employee, as Executive Vice President and Chief Financial Officer, has access to Aramark’s Proprietary Information, directly in the course of Employee’s employment, and indirectly through interaction with and presentations by other Aramark senior managers at executive team meetings, including Executive Leadership Council meetings, business plan and operating reviews, training programs, and the like;

WHEREAS, Aramark from time to time introduces Employee to Aramark clients, customers, suppliers and others, and encourages, and provides resources for, Employee to develop professional relationships with Aramark’s clients, customers, suppliers and others;

WHEREAS, Aramark provides specialized training and skills to Employee in connection with the performance of Employee’s duties at Aramark which training involves the disclosure by Aramark to Employee of Proprietary Information; and

WHEREAS, Aramark will be vulnerable to unfair post-employment competition by Employee because Employee has access to and knowledge of Aramark’s Proprietary Information, has a personal relationship with Aramark’s clients, customers, suppliers and others, and generates good will which Employee acknowledges belongs to Aramark.

NOW, THEREFORE, in consideration of Employee’s continued employment with Aramark, the opportunity to receive the grant of equity-based incentives of Aramark from time to time, severance and other post-employment benefits provided for herein (including pursuant to Exhibit B hereto to which Employee acknowledges Employee is not otherwise entitled), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with Aramark as a condition of employment pursuant to which Aramark will limit Employee’s right to compete against Aramark during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:

ARTICLE 1

NON-DISCLOSURE AND NON-DISPARAGEMENT

Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which Aramark is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Aramark, or any of Aramark’s officers, directors, employees, policies or products, other than to comply with law.

ARTICLE 2

NON-COMPETITION

A.    Subject to Article 2.B. below, Employee, during Employee’s period of employment with Aramark, and for a period of two years following the voluntary or involuntary termination of employment, shall not, without Aramark’s written permission, which shall be granted or denied in Aramark’s sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by Aramark at any time during the term of Employee’s employment, provided, however, if Employee’s employment is (i) involuntarily terminated by Aramark for any reason other than Cause (as defined herein) at any time, or (ii) terminated by Employee for Good Reason (as defined in Exhibit B) within two years following a Change of Control (as defined in Exhibit B) occurring after the date of this Agreement, then the term of the non-competition provision set forth herein will be modified to be eighteen (18) calendar months (including any partial months, if the term is modified on a date that is other than the first or last day of a calendar month) following such termination of employment (the “Non-Compete Period”). For purposes of this Agreement, “Business” shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Employee from investing in a Business that is or becomes publicly traded, if Employee’s ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.

B.    The provision set forth in Article 2.A above, shall apply to the full extent permitted by law (i) in all fifty states, and (ii) in each foreign country, possession or territory in which Aramark may be engaged in, or have plans to engage in, business (x) during Employee’s period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

C.    Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of Aramark, and that enforcement of the provisions set forth in this Article 2 will not unnecessarily or unreasonably impair Employee’s ability to obtain other employment following the termination (voluntary or involuntary) of Employee’s employment with Aramark. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee’s employment is involuntarily terminated by Aramark for Cause; as a result of the elimination of employee’s position; for performance-related issues; or for any other reason or no reason at all.

ARTICLE 3

NON-SOLICITATION

During the period of Employee’s employment with Aramark and for a period of two years following the termination of Employee’s employment, regardless of the reason for termination, Employee shall not, directly or indirectly: (i) induce or encourage any employee of Aramark to leave the employ of Aramark, (ii) hire any individual who was an employee of Aramark as of the date of Employee’s termination of employment or within a six month period prior to such date, or (iii) induce or encourage any customer, client, supplier or other business relation of Aramark to cease or reduce doing business with Aramark or in any way interfere with the relationship between any such customer, client, supplier or other business relation and Aramark.

ARTICLE 4

DISCOVERIES AND WORKS

Employee hereby irrevocably assigns, transfers, and conveys to Aramark to the maximum extent permitted by applicable law Employee’s right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Employee, either alone or jointly with others, while employed by Aramark and within the scope of Employee’s employment and/or with the use of Aramark’s resources. The terms “Discoveries and Works” include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Employee that are implicated by or relevant to employment by Aramark are not implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by Aramark to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Aramark. Any Discoveries and Works that, within six months after the termination of Employee’s employment with Aramark, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by Aramark at the time of such termination shall, as between Employee and Aramark, be presumed to have been made during such employment with Aramark. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants Aramark a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with Aramark’s current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee’s employment with Aramark that are relevant to or implicated by such employment (“Prior Works”). Any Prior Works are disclosed by Employee in Schedule 1.

ARTICLE 5

REMEDIES

Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, Aramark will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, Aramark shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to Aramark. If Aramark is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.

ARTICLE 6

POST-EMPLOYMENT BENEFITS

A.    If Employee’s employment is terminated (i) by Aramark for any reason other than Cause or (ii) solely in the case of the benefits described in Article 6.A.2(a), either (x) by Aramark for any reason other than Cause or (y) by Employee for any reason after the first anniversary of Employee’s Hire Date (as defined below), Employee shall be entitled to the following post-employment benefits:

1.	Severance Pay:

(a)     Monthly payments equivalent to Employee’s monthly base salary as of the effective date of termination, without regard to any temporary salary reduction that may be in effect at such date due to material market disruptions resulting from the impact of the COVID-19 (or other) pandemic, for the duration of the Non-Compete Period. Severance payments shall commence with the Employee’s effective date of termination and shall be made in accordance with Aramark’s normal payroll cycle. The period during which Employee receives these monthly severance payments shall be referred to as the “Severance Pay Period.”

(b)    If Employee is not entitled to a Bonus, pro rata or otherwise, in respect of the Aramark fiscal year in which Employee’s termination of employment occurs under the terms of the applicable Bonus Plan (as such term is defined in Exhibit B hereto), a pro rata portion, if any, of the Bonus to which Employee would have been entitled if Employee satisfied the eligibility criteria under the applicable Bonus Plan (the “Pro Rata Bonus”). If Employee is entitled to receive a Bonus, pro rata or otherwise, in respect of the Aramark fiscal year in which Employee’s termination of employment occurs under the terms of the applicable Bonus Plan, Employee shall be entitled to receive either the Bonus under the terms of the applicable Bonus Plan, or the Pro Rata Bonus, whichever is greater; provided, however, that in no event shall Employee receive duplicate Bonus and Pro Rata Bonus payments under each of this Agreement and the applicable Bonus Plan in respect of the Aramark fiscal year in which Employee’s termination of employment occurs. Further, for the avoidance of doubt, any portion of such Bonus or Pro Rata Bonus amount that is payable based on the achievement of any individual performance factors or financial performance metrics shall be determined in accordance with the terms of the applicable Bonus Plan. Any Bonus or Pro Rata Bonus payment will be paid at the same time as all other bonuses are paid under the applicable Bonus Plan.

(c)    An amount equal to (i) Employee’s Target Bonus (as such term is defined in Exhibit B hereto), multiplied by (ii) 1.5, which will be paid in substantially equal installments in accordance with Aramark’s normal payroll cycle over the Severance Pay Period.

2.	Other Post-Employment Benefits

(a)    Basic Group medical, dental and vision coverage shall continue to be provided to the Employee and his eligible dependents on substantially the same terms, costs and conditions as applied immediately prior to the effective date of termination, for the period commencing on the effective date of termination and ending on the date on which Employee turns age 65 (the “Health Coverage Period”), subject to any changes to such coverage or costs that apply to similarly situated active employees of Aramark generally; provided, however, that if the Employee becomes employed by a new employer during the Health Coverage Period, continuing coverage from Aramark hereunder and the Health Coverage Period will immediately terminate, so long as the Employee elects to participate in such new employer’s coverage. During the Health Coverage Period, the Employee shall pay the employee portion of the applicable monthly premiums due in respect of such medical, dental and vision coverage received by the Employee and his eligible dependents, on the same terms and conditions (including premium amount and payment timing) that the Employee would have paid had he remained employed during such month (the “Employee Premium Payments”); provided, however, that if the Employee fails to make any Employee Premium Payments for a period of 90 consecutive days, Aramark shall have the right in its sole discretion to immediately terminate such continuing coverage, subject to Aramark’s obligation to continue to provide the Employee with group medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Notwithstanding the foregoing, Aramark reserves the right to restructure the foregoing arrangement during the Health Coverage Period in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to Aramark or the Employee (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by Aramark in its sole and absolute discretion; provided, however, that any such restructure to the arrangement will not result in a material cost increase to the Employee. Basic Group medical, dental and vision coverage provided during the Health Coverage Period shall be applied against Aramark’s obligation to continue group medical, dental and vision coverage under COBRA. For the avoidance of doubt, Executive Leadership Council Medical Plan coverage shall not continue during the Health Coverage Period.

(b)    If, at the time of termination, Aramark is providing Employee with a leased vehicle, then Aramark will continue to provide the leased vehicle through the Severance Pay Period under the same terms and conditions as in effect at the time of the Employee’s termination. At the expiration of the Severance Pay Period, Employee must return the leased vehicle to Aramark unless the Employee elects to purchase the vehicle in accordance with the Executive Leadership Council policy then in effect. If Employee is receiving a car allowance at the time of the Employee’s termination, such car allowance will continue to be paid through the Severance Pay Period. At the expiration of the Severance Pay Period, the Employee will cease being paid a car allowance.

(c)    Until the earlier to occur of (i) the last day of the Severance Pay Period or (ii) the date Employee becomes employed by a new employer, Aramark shall reimburse all reasonable expenses incurred by Employee for professional outplacement services by qualified consultants employed by a recognized outplacement services firm selected by Employee, in an amount not to exceed 10% of the Employee’s base salary at the time of termination, without regard to any temporary salary reduction that may be in effect at such date due to material market disruptions resulting from the impact of the COVID-19 (or other) pandemic.

(d)    Employee’s eligibility to participate in all other benefit and compensation plans, including, but not limited to the Management Incentive Bonus, Long Term Disability, any qualified or nonqualified retirement plans, and any equity incentive or ownership plans, shall terminate as of the effective date of Employee’s termination unless provided otherwise under the terms of a particular plan; provided, however, that participation in plans and programs made available solely to Executive Leadership Council members, including, but not limited to the Executive Leadership Council Medical Plan, shall cease as of the effective date of termination or the date Employee’s Executive Leadership Council membership ceases, whichever occurs first. Employee, however, shall have certain rights to continue the Executive Leadership Council Medical Plan under COBRA.

B.    Termination for “Cause” shall be defined as termination of employment due to: (i) conviction or plea of guilty or nolo contendere to a felony, (ii) intentional fraud or dishonesty with respect to Aramark that causes material and demonstrable harm to Aramark, (iii) willful and continuous failure to perform lawfully assigned duties that are consistent with the Employee’s position with Aramark, (iv) willful violation of Aramark’s Business Conduct Policy that causes material harm to Aramark or its business reputation, or (v) intentionally working against the best interests of Aramark; in any case of conduct described in clause (ii)-(v), only if such conduct continues beyond ten business days after receipt by the Employee from Aramark of a written demand to cure such conduct.

C.    (i) If Employee is terminated by Aramark for reasons other than Cause, subject to the provisions of Article 6.A.2(a), Employee will receive the severance payments and other post-employment benefits provided in Article 6.A. during the Severance Pay Period, and (ii) if Employee resigns in accordance with Article 6.A.(ii)(y), subject to the provisions of Article 6.A.2(a), Employee will be entitled to the post-employment benefits during the Health Coverage Period, in each case even if Employee commences other employment during such period, provided such employment does not violate the terms of Article 2, and subject to the provisions of Article 6.E, 6.F and 6.G.

Notwithstanding anything else contained in this Article 6 to the contrary, Aramark may choose not to commence (or to discontinue) providing any payment or benefit under this Agreement unless and until Employee executes and delivers, without revocation, a release in form reasonably acceptable to Aramark, as described in Article 6.E within 60 days following Employee’s termination of employment; provided, however, that subject to receipt of such executed release, Aramark shall commence providing such payments and benefits within 75 days following the date of termination of Employee’s employment.

D.    In addition to the remedies set forth in Article 5, Aramark reserves the right to terminate all severance payments and other post-employment benefits (including any rights to equity incentives to which Employee may have become eligible upon a Retirement with Notice as set forth in Article 6.F or Article 6.G of this Agreement) (and including the benefits described in Article 6.A.2(a)) if Employee violates the covenants set forth in Articles 1, 2, 3 or 4 above in any material respect or, in the case of the benefits described in Article 6.A.2(a) only, if Employee violates the covenants set forth in Article 2 above in any material respect at any time during the Health Coverage Period.

E.    Employee’s receipt of severance and other post-employment benefits under this Agreement is contingent on (i) Employee’s execution and non-revocation of a release in a form reasonably acceptable to Aramark, except that such release shall not include any claims by Employee to enforce Employee’s rights under, or with respect to, (1) this Agreement (including the attached Exhibit B), (2) the Certificate of Incorporation and By-laws of Aramark, (3) any indemnification agreement between the Employee and Aramark or (4) any Aramark benefit plan pursuant to its terms, and (ii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such release being revoked by Employee.

F.    Notwithstanding anything set forth in this Agreement (including Exhibit B hereto) to the contrary, in the event that Employee provides Aramark with a notice of Employee’s Retirement with Notice (as such term is defined below), and during the Retirement Notice Period (as defined below), Aramark terminates Employee’s employment, for any reason other than Cause, under circumstances in which the provisions of Exhibit B do not apply, Aramark shall: (i) continue to pay to Employee his or her monthly base salary, without regard to any temporary salary reduction that may be in effect at such date due to material market disruptions resulting from the impact of the COVID-19 (or other) pandemic, in accordance with Aramark’s normal payroll cycle as in effect immediately prior to such termination for any reason other than Cause, over the remainder of the calendar months (including any partial months) occurring between the date of such termination for any reason other than Cause and the last day of the Retirement Notice Period (the “Notice Period Tail”); (ii) provide the same benefits to which Employee would otherwise be entitled upon a Termination without Cause under Article 6.A.2(a) through the last day of the Retirement Notice Period; (iii) for purposes of prorating any Bonus under the terms of the applicable Bonus Plan or Pro Rata Bonus (as that term is defined in Article 6.A.1(b) above) in respect of the Aramark fiscal year in which Employee’s termination for any reason other than Cause actually occurs, prorate as if the last day of Employee’s employment was the last day of the Retirement Notice Period, not the date of Employee’s termination for any reason other than Cause; (iv) to the extent Employee’s termination for any reason other than Cause occurs in the fiscal year prior to the fiscal year in which the last day of the Retirement Notice Period falls, pay Employee a Bonus under the terms of the applicable Bonus Plan or Pro Rata Bonus in respect of the Aramark fiscal year in which the last day of the Retirement Notice Period falls as if the Employee’s termination for any reason other than Cause had actually occurred on the last day of the Retirement Notice Period; and (v) provide that any unvested equity-based incentives of Aramark held by Employee on the first day of the Retirement Notice Period that are scheduled to vest during the Notice Period Tail shall remain outstanding and become vested and non-forfeitable on the normal scheduled future vesting date(s) applicable to such awards that occur during the Notice Period Tail, as if no earlier termination of employment had occurred. Any Bonus or Pro Rata Bonus paid pursuant to this paragraph will be paid at the same time as all other bonuses are paid under the applicable Bonus Plan in respect of the Aramark fiscal year to which the Bonus or Pro Rata Bonus corresponds; provided, however, that in no event shall Employee receive duplicate Bonus and Pro Rata Bonus payments under each of this Agreement and the applicable Bonus Plan in respect of the Aramark fiscal year in which Employee’s termination of employment occurs or the Aramark fiscal year in which the last day of the Retirement Notice Period falls. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, any Termination without Cause that occurs during the Retirement Notice Period under circumstances in which the provisions of Exhibit B do not apply, shall not entitle Employee to any severance payments or benefits under this Agreement (including under Exhibit B hereto) or otherwise, beyond the payments and benefits set forth in the previous sentence, and shall not fail to qualify as a “Retirement with Notice” for purposes of this Agreement and the provisions of Article 6.G. below. For the further avoidance of doubt, if Employee dies or incurs a Disability during the Retirement Notice Period, such termination from employment shall also not fail to qualify as a “Retirement with Notice” for purposes of this Agreement. As used herein, the term “Retirement with Notice” means Employee’s retirement from Aramark and its Affiliates after providing Aramark with at least twelve (12) months’ prior written notice of such intended retirement (and with such notice having been delivered upon or after the Employee’s attainment of age 62) after achieving (consecutively or disregarding breaks in service) at least five (5) full years of employment with Aramark and its Affiliates (and for purposes of this Agreement, the term “Retirement Notice Period” means the period beginning on the date Employee provides written notice to Aramark of his or her Retirement with Notice and ending on the last day of the Retirement Notice Period, as stated in such notice).

G.    In addition, each of the award agreements providing for equity-based incentives granted by Aramark to Employee that are outstanding as of the date of this Agreement and that contain the defined term “Retirement with Notice,” as set forth on the books and records of the Company, is hereby amended to provide that the term “Retirement with Notice” as currently defined in each such agreement shall have the same meaning as “Retirement with Notice” as defined herein.

ARTICLE 7

TERM OF EMPLOYMENT

Employee acknowledges that Aramark has the right to terminate Employee’s employment at any time for any reason whatsoever, provided, however, that any termination by Aramark for reasons other than Cause shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by Aramark are in full satisfaction of any obligations Aramark may have resulting from Aramark’s exercise of its right to terminate Employee’s employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans, conversion of insurance, and the plans and other documents and agreements referred to in Article 6.E above.

ARTICLE 8

MISCELLANEOUS

A.    As used throughout this Agreement, “Aramark” includes Aramark and its subsidiaries and affiliates or any corporation, joint venture, or other entity in which Aramark or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%).

B.    Notwithstanding anything to the contrary contained herein, Employee shall, after termination of employment for Good Reason by Employee or other than for Cause by Aramark, retain all rights to indemnification under applicable law or any agreement, or under Aramark’s or any parent corporation’s Certificate of Incorporation or By-Laws at a level that is at least as favorable to the Employee as that currently provided. In addition, Aramark shall maintain Director’s and Officer’s liability insurance on behalf of Employee, at the level in effect immediately prior to such date of termination, for the three-year period following the date of termination, and throughout the period of any applicable statute of limitations.

C.    In the event that it is reasonably determined by Aramark that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), any of the payments and benefits that Employee is entitled to under the terms of this Agreement (including under Exhibit B) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, Aramark shall, in lieu of providing such payment or benefit when otherwise due under this Agreement, instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Employee is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day of the seventh month following the date of Employee’s termination of employment (or the earliest date as is permitted under the Deferred Compensation Tax Rules, without any accelerated or additional tax); provided, further, that to the extent that the amount of payments due under Article 6.A (or Exhibit B, as applicable) are not subject to the Deferred Compensation Tax Rules by virtue of the application of Treas. Reg. Sec. 1.409A-1(b)(9)(iii)(A), such payments may be made prior to the expiration of such six-month period. In addition, if the commencement of any payment or benefit provided under Article 6 that constitutes “deferred compensation” under the Deferred Compensation Tax Rules could, by application of the terms conditioning such payment or benefit upon the execution and non-revocation of a release set forth in Article 6, occur in one of two taxable years, then the commencement of such payment shall begin on the first payroll date occurring in January of such second taxable year. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under the Deferred Compensation Tax Rules, any such reimbursements or in-kind benefits, including but not limited to any reimbursements contemplated by Section 6.a.2(c) of this Agreement, shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that Employee’s receipt of any in-kind benefits from Aramark or its affiliates must be delayed pursuant to this Section due to Employee’s status as a “specified employee,” Employee may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying Aramark (or its affiliates) for the fair market value of such benefits (as determined by Aramark in good faith) during such period. Any amounts paid by Employee pursuant to the preceding sentence shall be reimbursed to Employee (with interest thereon) as described above on the date that is the first day of the seventh month following Employee’s separation from service. In the event that any payments or benefits that Aramark would otherwise be required to provide under this Agreement cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Compensation Tax Rules, Aramark shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. Without limiting the generality of the foregoing, Employee may notify Aramark if he or she believes that any provision of this Agreement (or of any award of compensation including equity compensation or benefits) would cause Employee to incur any additional tax under Section 409A and, if Aramark concurs with such belief after good faith review or Aramark independently makes such determination, Aramark shall, after consulting with Employee, use reasonable best efforts to reform such provision to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform the Deferred Compensation Tax Rules; provided that neither Aramark nor any of its employees or representatives shall have any liability to Employee with respect thereto. For purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement (including, without limitation, each installment payment due under Article 6.A and Exhibit B, as applicable) shall be designated as a “separate payment” within the meaning of the Deferred

Compensation Tax Rules, and references herein to Employee’s “termination of employment” shall refer to Employee’s separation from service with Aramark and its affiliates within the meaning of the Deferred Compensation Tax Rules.

D.    In the event of a Change of Control as defined in the attached Exhibit B, the provisions of Exhibit B shall apply to Employee. Further, pursuant to the Deferred Compensation Tax Rules, Aramark, in its discretion, is permitted to accelerate the time and form of payments provided under the deferred compensation arrangement set forth in this Agreement (including Exhibit B), where the right to the payment arises due to a termination of the arrangement within the 30 days preceding or the 12 months following a change in control event (as defined in the Deferred Compensation Tax Rules).

E.    If Employee’s employment with Aramark terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, a subsidiary of Aramark (whether direct or indirect), such termination shall not be deemed a termination of employment by Aramark for purposes of this Agreement, provided that Aramark requires the subsequent employer, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Aramark would be required to perform it if no such transaction had taken place. In such case, Employee acknowledges and agrees that Aramark may assign this Agreement and Aramark’s rights hereunder, and particularly Articles 1, 2, 3 and 4, in its sole discretion and without advance approval by Employee. In such case, Employee agrees that Aramark may assign this Agreement and all references to “Aramark” contained in this Agreement shall thereafter be deemed to refer to the subsequent employer.

F.    Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

G.    This Agreement shall supersede and substitute for any previous post-employment or severance agreement between Employee and Aramark, including, without limitation that certain Agreement Relating to Employment and Post-Employment Competition dated January 5, 2020 by and between Aramark and Employee.

H.    In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

I.    The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the exclusive jurisdiction of the courts of Pennsylvania and the courts of the United States of America located in Pennsylvania for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to the Agreement and to the parties’ relationship with one another. Notwithstanding the provisions of this Article 8.I, Aramark may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.

J.    Employee expressly consents to the application of Article 8.I to any judicial action or proceeding arising out of or relating to this Agreement. Aramark shall have the right to serve legal process upon Employee in any manner permitted by law, with a copy to Employee’s most recent email on file with Aramark, which upon such emailing shall be deemed effective service of legal process.

K.    Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 8.I and hereby agrees not to plead or claim the same.

L.    Notwithstanding any other provision of this Agreement, Aramark may, to the extent permitted by law, withhold (i) any amounts owed by Employee to Aramark as of the date of Employee’s termination of employment and (ii) all applicable federal, state and local income and other taxes in respect of the payments and benefits provided under this Agreement (including Exhibit B hereto) from any payments due to Employee hereunder.

M.    Employee and Aramark acknowledge that for purposes of Article 6, Employee’s last hire date with Aramark is January 7, 2020 (the “Hire Date”).

N.    Employee expressly acknowledges and agrees that the Incentive Compensation Recoupment Policy set forth in Exhibit A to this Agreement, as the same may be amended from time to time, is binding on Employee and that Employee is a Covered Employee as defined in that policy.

O.    This Agreement shall be binding upon, inure to the benefit of and be enforceable by Aramark and Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by Aramark. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed this 16th day of July, 2020.

/s/ Thomas Ondrof
Thomas Ondrof

Aramark

/s/ Lynn B. McKee
By:	Lynn B. McKee
Title:	Executive Vice President, Human Resources

Schedule 1

Prior Works

Exhibit A

ARAMARK INCENTIVE COMPENSATION RECOUPMENT POLICY

Overview

Aramark (the “Company”) has adopted this incentive compensation recoupment policy (the “Policy”) in order to ensure that incentive compensation is paid based on accurate financial data and to enable the Company to seek recoupment of incentive compensation in the event of material and willful violations of law that cause significant reputational or economic harm to the Company. In the event of an accounting restatement as described below the Company may seek recovery of incentive compensation that would have not been paid if the correct performance data had been used to determine the amount payable. In the event a Covered Employee (as defined below) commits a willful and material violation of applicable law and such violation results in significant reputational or economic harm to the Company, the Company may seek recovery of incentive compensation from such Covered Employee. The Board of Directors (the “Board”) and the Compensation and Human Resources Committee of the Board (the “Committee”) shall have full authority to interpret and enforce the Policy.

Covered Employees

The Policy applies to “Covered Employees” who are: the executive officers of the Company and its subsidiaries (as defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and all other executives in the Company’s Executive Leadership Council.

Incentive Compensation

For purposes of this Policy, “incentive compensation” means cash performance bonuses and incentive stock awards including performance restricted stock and performance stock units paid, granted, vested or accrued under any Company plan or agreement in the form of cash or Company common stock whose payment or vesting is based on the achievement of one or more financial metrics.

Accounting Restatement; Calculation of Overpayment

If the Board or the Committee determines that (i) incentive compensation of a Covered Employee was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements under the securities laws (unless due to a change in accounting policy or applicable law) and (ii) such Covered Employee has engaged in misconduct that causes or contributed, directly or indirectly, to the non-compliance that resulted in the obligation to restate the Company’s reported financial or operating results, the Board or the Committee will determine, in its discretion, whether the Company shall, to the extent permitted by applicable law, seek to recover or cancel the incentive compensation granted, paid to, issued or vested in excess of the incentive compensation that would have been paid or granted to such Covered Employee or the incentive compensation in which such Covered Employee would have vested had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable (the “Overpayment”).

If the Board or the Committee determines that a Covered Employee engaged in misconduct resulting in a material and willful violation of law that causes significant reputational or economic harm to the Company, the Board or the Committee may determine, in its discretion, whether the Company shall, to the extent permitted by applicable law, seek to recover or cancel any incentive compensation granted, paid to or issued or vested to such Covered Employee.

Forms of Recovery

If the Board or the Committee determines to seek recovery for the Overpayment or due to a material and willful violation of law, the Company shall have the right to demand that the Covered Employee reimburse the Company for the Overpayment or the amount of incentive compensation that the Board or Committee determines is appropriate. The Board or the Committee shall have the discretion to determine the form, amount and timing of any repayment. To the extent the Covered Employee does not make reimbursement of the Overpayment or amount sought to be recovered by the Company, the Company shall have the right to enforce the repayment through the reduction or cancellation of outstanding and future incentive compensation and shall also have the right to sue for repayment. To the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the Overpayment or amount sought to be recovered, as determined by the Board or the Committee.

Time Period for Overpayment Review

The Board or the Committee may make determinations of whether the Company shall seek recovery or cancellation of the Overpayment at any time through the end of the third fiscal year following the year for which the inaccurate performance criteria were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. For illustrative purposes only, this means that if incentive compensation is paid in late calendar 2015 for performance metrics based on fiscal year 2015 performance, the compensation shall be subject to review for Overpayment until the end of the 2018 fiscal year. Notwithstanding the above, if the Board or the Committee determines that any Covered Employee engaged in fraud or misconduct, the Board or the Committee shall be entitled to seek recovery or cancellation of the Overpayment with respect to such Covered Employee for a period of six years after the act of fraud or misconduct, as such time period is calculated by the Board or Committee. In the case of material and willful violations of law, the Board and the Committee may seek recovery of any incentive compensation paid within three years prior to the Company’s demand for recoupment.

No Additional Payments

In no event shall the Company be required to award Covered Employees an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

Applicability

This Policy applies to all incentive compensation, granted, paid or credited after November 6, 2018, except to the extent prohibited by applicable law or any other legal obligation of the Company. Application of the Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company, including such remedies contained, without limitation, in the Company’s equity grant and employment agreements, whether or not there is a restatement.

Committee Determination Final

Any determination by the Board or the Committee (or by any officer of the Company to whom enforcement authority has been delegated) with respect to this Policy shall be final, conclusive and binding on all interested parties.

Other Laws

The Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Employee that is required pursuant to any statutory repayment requirement implemented at any time prior to or following the adoption of the Policy. This policy is in addition to, and is not a substitute for, the requirements of Section 304 of the Sarbanes-Oxley Act of 2002.

Amendment; Termination

The Board or the Committee may amend or terminate this Policy at any time.

Adopted on November 6, 2018

EXHIBIT B

TERMINATION PROTECTION PROVISIONS

This is an Exhibit B to, and forms a part of, the Aramark Agreement Relating to Employment and Post-Employment Competition between Thomas Ondrof (the “Executive”) and Aramark.

1.    Defined Terms.

Unless otherwise indicated, capitalized terms used in this Exhibit which are defined in Schedule 2 shall have the meanings set forth in Schedule 2.

2.    Effective Date; Term.

This Exhibit shall be effective as of July 16, 2020 (the “Effective Date) and shall remain in effect until the later of two years following a Change of Control and the date that all of the Company’s obligations under this Exhibit have been satisfied in full.

3.    Change of Control Benefits.

If Executive’s employment with the Company is terminated at any time within the two years following a Change of Control by the Company without Cause, by Executive for Good Reason or, in the case of the first sentence of Section 3(b) of this Exhibit only, by Executive for any reason after the first anniversary of Executive’s Hire Date (the effective date of any such termination hereafter referred to as the “Termination Date”), Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as set forth in this Exhibit. If Executive’s employment by the Company is terminated prior to a Change of Control by the Company (i) at the request of a party (other than the Company) involved in the Change of Control or (ii) otherwise in connection with or in anticipation of a Change of Control that subsequently occurs, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Exhibit, and Executive’s Termination Date shall be deemed to have occurred immediately following the Change of Control. Payment of benefits under this Exhibit shall be in lieu of any benefits payable under the Aramark Agreement relating to Employment and Post-Employment Competition of which this Exhibit is a part, except as provided in Section 3(b) hereof. Notice of termination without Cause or for Good Reason shall be given in accordance with Section 13, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

a.    Severance Payments. The Company shall pay Executive cash benefits equal to:

(1)    two times Executive’s Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided, that if any reduction of the Base Salary has occurred, then the Base Salary on either date shall be as in effect immediately prior to such reduction, payable in regular installments at such times as would otherwise be the Company’s usual payroll practice over a period of two years; and

(2)    two times Executive’s Target Bonus in effect on the date of the Change of Control or the Termination Date, whichever is greater, payable in either case ratably in regular installments at the same time as payments are made to Executive under Section 3(a)(1) above; provided, that if any reduction of the Target Bonus has occurred, then the Target Bonus on either date shall be as in effect immediately prior to such reduction; and

(3)    Executive’s Target Bonus (as determined in (2), above) multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which the Termination Date occurs and the denominator of which shall equal 365, payable as a cash lump sum within forty days after the Termination Date.

b.    Continuation of Benefits. Executive shall be provided with such benefits as described in Article 6.a.2(a) of the Agreement, subject to Section 6.D of the Agreement. The Company shall also provide the benefits described in Article 6.A.2(b) and 6.A.2(c) of the Management Committee Agreement (as defined in Section 8 hereof); provided that such benefits shall continue until the second anniversary of the Termination Date (instead of the “Severance Pay Period” as defined in the Management Committee Agreement).

c.    Payment of Earned But Unpaid Amounts. Within forty days after the Termination Date, the Company shall pay Executive the Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, to the extent not previously deferred under a particular deferred compensation plan, and reimbursement for any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Executive shall also receive such employee benefits, if any, to which Executive may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (c), the “Accrued Benefits”).

d.    Vesting of Other Benefits. Executive shall be entitled to such accelerated vesting of outstanding equity-based awards or retirement plan benefits as is specified under the terms of the applicable plans, agreements and arrangements.

4.    Mitigation.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Exhibit by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Exhibit. No amounts payable under this Exhibit shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

5.    Excise Tax Consequences.

a.    In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Exhibit, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), if the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments and benefits otherwise due to Executive in the aggregate, if such aggregate Payments were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of the payments and benefits shall be reduced to an amount that will equal 2.99 times the Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) payments and benefits due under Section 3.a of this Exhibit shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity fully valued (without regard to any discounts for present value) for purposes of the calculation to be made under Section 280G of the Code for purposes of this Section 5 (the “280G Calculation”) in reverse order of when payable; and (iii) payments and benefits due in respect of any options or stock appreciation rights with regard to Aramark equity securities valued under the 280G Calculation based on time of vesting shall be reduced in an order that is most beneficial to the Executive.

b.    All determinations required to be made under this Section 5, including whether and when a cutback is to be made, and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.

c.    Notwithstanding anything contained in this Agreement or any other agreement between the Executive and the Company or any of its subsidiaries to the contrary, the Executive and the Company shall in good faith attempt to agree on steps to ensure that no payments to which the Executive would otherwise be entitled to receive pursuant to this Agreement or any such other agreement will be “parachute payments” (as defined in Section 280G(b)(2) of the Code).

6.    Termination for Cause.

Nothing in this Exhibit shall be construed to prevent the Company from terminating Executive’s employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Exhibit, except for the Accrued Benefits.

7.    Indemnification; Director’s and Officer’s Liability Insurance.

Executive shall, after the Termination Date, retain all rights to indemnification under applicable law, any agreements and under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for the three year period following the Termination Date, and throughout the period of any applicable statute of limitations.

8.    Executive Covenants.

This is an Exhibit B to, and forms a part of, the Aramark Agreement Relating to Employment and Post-Employment Competition between Executive and Aramark (the “Management Committee Agreement). This Exhibit shall not diminish in any way Executive’s rights under the terms of such Management Committee Agreement, except that Executive’s receipt of benefits under this Exhibit is contingent upon Executive’s compliance in all material respects with all of the terms and conditions of the Management Committee Agreement.

9.    Costs of Proceedings.

Each party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation or enforcement of any provision of this Exhibit, except that the Company shall pay such costs and expenses, including attorneys’ fees and disbursements, of Executive if Executive prevails on a substantial portion of the claims in such proceeding.

10.    Assignment.

Except as otherwise provided herein, this Exhibit shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Exhibit shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Exhibit in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

11.    Withholding.

Notwithstanding any other provision of this Exhibit, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

12.    Applicable Law.

This Exhibit shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

13.    Notice.

For the purpose of this Exhibit, any notice and all other communication provided for in this Exhibit shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Aramark

2400 Market Street

Philadelphia, Pennsylvania 19103

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

14.    Entire Agreement; Modification.

This Exhibit constitutes the entire agreement between the parties and, except as expressly provided herein or in Article 6.E of the Management Committee Agreement or in any benefit plan of the Company or of any of its affiliates, supersedes all other prior agreements expressly concerning the effect of a Change of Control occurring after the date of this Agreement with respect to the relationship between the Company and Executive. This Exhibit is not, and nothing herein shall be deemed to create, a contract of employment between the Company and Executive. This Exhibit may be changed only by a written agreement executed by the Company and Executive.

15.    Severability.

In the event any one or more of the provisions of this Exhibit shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

Schedule 2

CERTAIN DEFINITIONS

As used in this Exhibit B, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

1.    “Act” means the Securities Exchange Act of 1934, as amended.

2.    “Affiliate” shall have the same meaning as set forth in the Stock Incentive Plan.

3.    “Base Salary” means Executive’s annual rate of base salary in effect on the date in question.

4.    “Bonus” means the amount payable to Executive under the applicable Bonus Plan.

5.    “Bonus Plan” means the Company annual bonus plan in which Executive is eligible to participate with respect to the given fiscal year of the Company.

6.    “Cause” means “cause” as defined in the Management Committee Agreement of which this Schedule 2 forms a part.

7.    “Change of Control” shall have the same meaning as set forth in the Stock Incentive Plan. “Code” means the Internal Revenue Code of 1986, as amended.

8.    “Company” means Aramark and its Affiliates, and, on and after a Change of Control, any of Aramark’s parents and any successor or successors thereto.

9.    “Good Reason” means any of the following actions on or after a Change of Control, without Executive’s express prior written approval, other than due to Executive’s Permanent Disability or death:

(a)    any decrease in Base Salary or Target Bonus;

(b)    any decrease in Executive’s pension benefit opportunities or any material diminution in the aggregate employee benefits, in each case, afforded to the Executive immediately prior to the Change of Control, but not including any such decrease or diminution that is inadvertent and that is cured within 30 days following written notice of such decrease or diminution by Executive to the Company;

(c)    any diminution in Executive’s title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control in which the Company immediately thereafter is no longer publicly held); or

(d)    any relocation of Executive’s principal place of business of 35 miles or more, other than normal travel consistent with past practice.

Executive shall have twelve months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.

The Executive must provide notice to the Company of the existence of the condition described above within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition and not be required to pay the amount.

10.    “Permanent Disability” means “permanent disability” as defined in the Company’s long-term disability plan as in effect from time to time, or if there shall be no plan, the inability of Executive to perform in all material respects Executive’s duties and responsibilities to the Company or any affiliate for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.

11.    “Stock Incentive Plan” means the Aramark Amended and Restated 2013 Stock Incentive Plan, as in effect on the date of this Agreement.

12.    “Target Bonus” means the target Bonus established for Executive in respect of any given year, whether expressed as a percentage of Base Salary or a dollar amount.